Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2020 (except for Notes 2 and 6, in the previously filed 2019 financial statements, which are not presented herein, as to which the date is February 25, 2021), with respect to the December 31, 2019 consolidated financial statements, included in the Annual Report of Coinbase Global Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statement of Coinbase Global Inc. on Form S-8 (File No. 333-254967).

/s/ Grant Thornton LLP
New York, New York
February 24, 2022